EXHIBIT 99.1

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of  a statement on Schedule 13D and any amendments thereto with respect to the common shares of Obsidian Energy Ltd.. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.
Dated:  September 30, 2025

EDWARD H. KERNAGHAN
/s/ Edward H. Kernaghan

ELIZABETH KERNAGHAN
/s/ Elizabeth Kernaghan

JENNIFER KERNAGHAN
/s/ Jennifer Kernaghan

CHARLIE KERNAGHAN
/s/ Charlie Kernaghan

CLAIRE KERNAGHAN
/s/ Claire Kernaghan

KERNWOOD LIMITED

By: /s/ Edward H. Kernaghan
Name: Edward H. Kernaghan
Title: President